SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*



                               PeopleSupport, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    712714302
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                  Page 1 of 18
                       Exhibit Index Contained on Page 16

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 2 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VII L.P. ("A7")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          969,579 shares, except that Accel VII Associates L.L.C. ("A7A"), the
           BENEFICIALLY                       general partner of A7, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
              PERSON                          ("Patterson"), Theresia Gouw Ranzetta ("Ranzetta"), James R. Swartz
               WITH                           ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of A7A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              969,579 shares, except that A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson, Ranzetta, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       969,579
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 3 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel VII Associates L.L.C. ("A7A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          969,579 shares, all of which are directly owned by A7.  A7A, the
           BENEFICIALLY                       general partner of A7, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
              PERSON                          managing members of A7A, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              969,579 shares, all of which are directly owned by A7. A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
                                              managing members of A7A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       969,579
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 4 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund III L.P. ("AIF3")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          242,394 shares, except that Accel Internet Fund III Associates L.L.C.
           BENEFICIALLY                       ("AIF3A"), the general partner of AIF3, may be deemed to have sole
      OWNED BY EACH REPORTING                 power to vote these shares, and Breyer, Patterson, Ranzetta, Swartz
              PERSON                          and Wagner, the managing members of AIF3A, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              242,394 shares, except that AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson, Ranzetta, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       242,394
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 5 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet Fund III Associates L.L.C. ("AIF3A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          242,394 shares, all of which are directly owned by AIF3.  AIF3A, the
           BENEFICIALLY                       general partner of AIF3, may be deemed to have sole power to vote
      OWNED BY EACH REPORTING                 these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the
              PERSON                          managing members of AIF3A, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              242,394 shares, all of which are directly owned by AIF3. AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Ranzetta, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       242,394
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 6 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '99 L.P. ("AI99")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        119,864 shares, except that Breyer, Patterson, Ranzetta, Swartz and
               SHARES                         Wagner, the general partners of AI99, may be deemed to have shared
           BENEFICIALLY                       power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              119,864 shares, except that Breyer, Patterson, Ranzetta, Swartz and
                                              Wagner, the general partners of AI99, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       119,864
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 7 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer ("Breyer")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3, and 119,864 are shares directly owned by AI99. Breyer is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Breyer is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,331,837
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        7.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 8 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Patterson is a managing member of A7A, the general partner of A7 and a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Patterson is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,331,837
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        7.4%
------------ ---------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON                                                               IN
12
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 9 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Theresia Gouw Ranzetta ("Ranzetta")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Ranzetta is a managing member of A7A, the general partner of A7 and a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Ranzetta is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       969,579
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 10 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
    BENEFICIALLY OWNED BY EACH       -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Swartz is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Swartz is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,331,837
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        7.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                  Page 11 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner ("Wagner")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,331,837 shares, of which 969,579  are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,331,837 shares, of which 969,579 are shares directly owned by A7,
                                              242,394 are shares directly owned by AIF3 and 119,864 are shares directly owned by AI99. Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3 and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,331,837
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        7.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  PeopleSupport, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1100 Glendon Avenue, Suite 1250
                  Los Angeles, CA 90024

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Accel VII L.P., a Delaware limited partnership ("A7"), Accel VII Associates L.L.C., a Delaware limited liability company and the general partner of A7 ("A7A"), Accel Internet Fund III L.P., a Delaware limited partnership ("AIF3"), Accel Internet Fund III Associates, L.L.C., a Delaware limited liability company and the general partner of AIF3 ("AIF3A") and Accel Investors '99 L.P., a Delaware limited partnership ("AI99"), James W. Breyer ("Breyer"), a general partner of AI99 and a managing member of A7A and AIF3A, Arthur C. Patterson ("Patterson"), a general partner of AI99 and a managing member of A7A and AIF3A, Theresia Gouw Ranzetta ("Ranzetta"), a general partner of AI99 and a managing member of A7A and AIF3A, James R. Swartz ("Swartz"), a general partner of AI99 and a managing member of A7A and AIF3A, and J. Peter Wagner ("Wagner"), a general partner of AI99 and a managing member of A7A and AIF3A. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  A7A, the general partner of A7, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A7. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF3. Breyer, Patterson, Ranzetta, Swartz and Wagner are managing members of A7A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A7. Breyer, Patterson, Ranzetta, Swartz and Wagner are general partners of AI99 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99. Breyer, Patterson, Ranzetta, Swartz and Wagner are managing members of AIF3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF3.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Accel Partners
                  428 University Avenue
                  Palo Alto, CA  94301

ITEM 2(c)         CITIZENSHIP:

                  A7, AIF3 and AI99 are Delaware limited partnerships, A7A and AIF3A are Delaware limited liability companies and Breyer, Patterson, Ranzetta, Swartz and Wagner are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 712714302

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                       (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                       (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                       (c) Number of shares as to which such person has:

                             (i)     Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                             (ii)    Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                             (iii) Sole power to dispose or to direct the disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the partnership agreements of A7, AIF3 and AI99 and the limited liability company agreements of A7A and AIF3A, the general partners, limited partners, or members as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner, limited partner, or member.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005



Entities:

Accel VII L.P.
Accel Internet Fund III L.P.
Accel Investors `99 L.P.
Accel VII Associates L.L.C.
Accel Internet Fund III Associates L.L.C.          By:   /s/ Tracy L. Sedlock
                                                      -----------------------
                                                         Tracy L. Sedlock, Attorney-in-fact
                                                         for above-listed entities
Individuals:

James W. Breyer
Arthur C. Patterson
Theresia Gouw Ranzetta
James R. Swartz
J. Peter Wagner                                    By:   /s/ Tracy L. Sedlock
                                                      -----------------------
                                                         Tracy L. Sedlock, Attorney-in-fact
                                                         for above-listed individuals


                                  EXHIBIT INDEX



                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   17

Exhibit B:  Reference to Tracy L. Sedlock as Attorney-in-Fact           18

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of PeopleSupport, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

                                    EXHIBIT B

                REFERENCE TO TRACY L. SEDLOCK AS ATTORNEY-IN-FACT



                  Tracy L. Sedlock has signed the enclosed documents as Attorney-In-Fact. Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.